AMERICAN ITALIAN PASTA COMPANY	NEWS RELEASE
Contact: Robert W. Schuller EVP & General Counsel 816-584-5636

For Immediate Release

AMERICAN ITALIAN PASTA COMPANY APPOINTS CATHLEEN CURLESS TO BOARD OF
DIRECTORS

KANSAS CITY, Mo., May 12, 2009 – The board of directors of American Italian Pasta Company (NASDAQ: AIPC), the largest producer of dry pasta in North America, today announced the appointment of Cathleen S. Curless as a director to serve a term through the Company’s 2012 Annual Meeting.  The move increases the AIPC board membership to ten, including nine outside directors.

Ms. Curless, a faculty member at the University of Kansas School of Business, is an expert in strategic planning and information technology systems integration and implementation.  She served as Chief Information Officer of Payless Shoesource Worldwide from 2001-2007, overseeing the company’s global IT systems portfolio.

“We’re pleased to be able to add a director of Cathleen’s caliber,” said William Patterson, AIPC chairman.  “Her appointment will bring a unique perspective, as well as critical skills in information technology, to help our board evaluate and enhance AIPC’s growth strategy in the drive to continue to deliver strong shareholder value.”

“Cathleen’s information technology experience, as well as her background in retail and manufacturing, will be invaluable to AIPC’s management team as we progress with implementation of our strategic plans,” said CEO and board member Jack Kelly.  “We look forward to her counsel and input to help us best develop and build out our IT infrastructure to support AIPC’s growth.  Her input will help us further develop our IT systems strategically and generate the strongest returns possible from investments in this critical area.”

At Payless Shoesource, Ms. Curless oversaw the company’s IT systems integration plans in support of the company’s global expansion.   Ms. Curless joined Payless in 1987 as director of Merchandising Information Systems before being promoted to vice president of Systems Development a year later.  Prior to joining Payless, Ms. Curless was a consultant at Arthur Andersen Consulting, now known as Accenture, for 10 years.  There, she provided strategic insights and planning to retail and manufacturing clients, including the implementation of processes designed to enhance labor efficiency and the utilization of information-based tools to gauge manufacturing and sales productivity.

Ms. Curless holds an M.B.A. in finance, as well as a B.A. in microbiology, from the University of Kansas.

ABOUT AIPC

Founded in 1988 and based in Kansas City, Missouri, American Italian Pasta Company is the largest producer of dry pasta in North America.  The Company has four plants that are located in Excelsior Springs, Missouri; Columbia, South Carolina; Tolleson, Arizona and Verolanuova, Italy.  The Company has approximately 650 employees located in the United States and Italy.  For more information, visit www.aipc.com.

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